                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-90366



           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT
                                  RENEWALS ONLY

                              PROSPECTUS SUPPLEMENT
                                 DATED 11/15/02

                                                                                                            Bonus
                                                          Annual                          Bonus             Annual
                 Term                       Rate          Yield*          Bonus           Rate              Yield*
----------------------------------------------------------------------------------------------------------------------
Investment
Notes:            3-5 mos.++               4.80%           4.91%           N/A             N/A               N/A
                 6-11 mos.++               5.25%           5.39%           N/A             N/A               N/A
                12-23 mos.                 6.00%           6.18%          1.00%           7.00%             7.25%
                24-35 mos.                 7.00%           7.25%          1.00%           8.00%             8.32%
                36-47 mos.                 8.00%           8.32%          1.00%           9.00%             9.41%
                48-59 mos.                 7.35%           7.62%          1.00%           8.35%             8.70%
                60-120 mos.                7.89%           8.21%          1.00%           8.89%             9.29%

----------------------------------------------------------------------------------------------------------------------
           Money Market Note+              4.88%           5.00%           N/A             N/A               N/A
----------------------------------------------------------------------------------------------------------------------

    Minimum Investment for Investment Notes and Money Market Notes is $1,000.

These bonus rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing notes or new investments by existing noteholders. The rates for the Notes included in this Rate Supplement are available from December 4, 2002 through January 2, 2003.


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated November 15, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.
*The Effective Annual Yield assumes all interest reinvested daily at the stated rate.
+The interest paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.
++These terms are available only to renewals for the same term as the original investment.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling
(800)776-4001.

Investment Notes and Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

            (LOGO) AMERICAN BUSINESS            For information,
             FINANCIAL SERVICES, INC.          call 1-800-776-4001


BalaPointe Office Centre    111 Presidential Boulevard     Bala Cynwyd, PA 19004
                                www.ABFSonline.com